UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     October 14, 2004

CHURCHILL DOWNS INCORPORATED

(Exact name of registrant as specified in its charter)

KENTUCKY	0-1469	61-0156015

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Central Avenue Louisville, Kentucky	40208

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code     (502) 636-4400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

        On October 14, 2004, Churchill Downs Incorporated (the “Company”), through its wholly owned subsidiary Churchill Downs Louisiana Horseracing Company, L.L.C. (“CDI Louisiana”), completed its previously announced acquisition of Fair Grounds Race Course in New Orleans, Louisiana, including a thoroughbred race track, 145 acres, support facilities and off-track betting facilities associated with the racetrack, from Fair Grounds Corporation, for $47 million in cash (subject to closing adjustments). The acquisition, pursuant to an asset purchase agreement, as amended, among the Company, CDI Louisiana and Fair Grounds Corporation (the “Fair Grounds Purchase Agreement”), was approved by the United States Bankruptcy Court for the Eastern District of Louisiana pursuant to the amended plan of reorganization of Fair Grounds Corporation in its Chapter 11 bankruptcy case.

        In conjunction with the acquisition of Fair Grounds Race Course, the Company, through CDI Louisiana, also completed the acquisition of certain assets of Finish Line Management Corp. (“Finish Line”) for approximately $6.7 million in cash, pursuant to an agreement among CDI Louisiana, the Company, Finish Line and Bryan G. Krantz (the “Finish Line Agreement”). The Finish Line assets acquired consist primarily of five off-track betting (“OTB”) facilities in the New Orleans area. The Company also agreed to forgive a receivable due from Finish Line to Fair Grounds Corporation and to waive any additional claims of Fair Grounds Corporation against Finish Line which the Company acquired in the acquisition of assets from Fair Grounds Corporation. The Company also entered into a 3 year consulting agreement with Bryan G. Krantz, the President of Fair Grounds Corporation and Finish Line. Under the consulting agreement, Mr. Krantz will be paid compensation of $400,000 per year, plus health insurance and a $300,000 bonus paid at the closing. The Finish Line transaction also included a lease of an OTB from Family Racing Venture, L.L.C., an affiliate of Finish Line and Mr. Krantz.

        Also in conjunction with the Fair Grounds Race Course acquisition, the Company acquired all of the stock of Video Services, Inc., the owner and operator of more than 700 video poker machines in nine locations, including the Fair Grounds Race Course, from Louisiana Ventures, Inc., Steven M. Rittvo, Ralph Capitelli and T. Carey Wicker III (collectively “Sellers”) for approximately $4 million in cash, pursuant to a Stock Purchase Agreement (the “VSI Agreement”) among the Sellers and Churchill Downs Louisiana Video Poker Company, L.L.C., a wholly owned subsidiary of the Company.

        The Fair Grounds Purchase Agreement, the Finish Line Agreement and the VSI Agreement are filed as Exhibits 2.1(a)and 2.1(b), 2.2 and 2.3 to this Current Report on Form 8-K, respectively, and are incorporated by reference herein.

Item 7.01 Regulation FD Disclosure.

        On October 15, 2004, the Company issued a press release announcing the acquisition of Fair Grounds Race Course and related transactions. A copy of this press release is attached hereto as Exhibit 99 .1.

Item 9.01 Financial Statements and Exhibits.

(a)     Financial statements of businesses acquired.

          Financial statements will be filed by amendment not later than 71 calendar days after the date on which this initial report on Form 8-K is required to be filed.

(b)     Pro forma financial information.

          To the extent required by this item, pro forma financial information will be filed by amendment not later than 71 calendar days after the date on which this initial report on Form 8-K is required to be filed.

(c)     Exhibits.

2.1(a)	Asset Purchase Agreement dated August 31, 2004 among Churchill Downs Incorporated, on behalf of a wholly owned subsidiary to be formed, Fair Grounds Corporation, a Louisiana corporation and debtor-in-possession, and for the sole purpose of the provisions set forth in §11 of the Asset Purchase Agreement, Churchill Downs Incorporated, a Kentucky corporation, incorporated by reference to Exhibit 2.1 to the Company’s Report on Form 8-K/A filed September 2, 2004.

2.1(b)	First Amendment to Asset Purchase Agreement dated as of September 17, 2004 among Churchill Downs Incorporated, on behalf of a wholly owned subsidiary to be formed, Fair Grounds Corporation, a Louisiana corporation and debtor-in-possession, and for the sole purpose of the provisions set forth in Section 5, Churchill Downs Incorporated, a Kentucky corporation, incorporated by reference to Exhibit 2.1 to the Company's Report on Form 8-K filed September 23, 2004.

2.2	Asset Purchase Agreement dated as of October 14, 2004 by and between Churchill Downs Louisiana Horseracing Company, L.L.C., a Louisiana limited liability company, Finish Line Management Corp., a Louisiana corporation, for the sole purpose of the provisions set forth in §12, Churchill Downs Incorporated, a Kentucky corporation, and for the sole purpose of the provisions set forth in § 2(f) and §6(h), Bryan K. Krantz.

2.3	Stock Purchase Agreement by and among Churchill Downs Louisiana Video Poker Company, L.L.C., Steven M. Rittvo, Ralph Capitelli, T. Carey Wicker III and Louisiana Ventures, Inc. dated as of the 14th day of October, 2004.

99.1	Press release dated October 15, 2004 issued by Churchill Downs Incorporated, furnished pursuant to Item 7.01.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHURCHILL DOWNS INCORPORATED
October 20, 2004	/s/ Michael E. Miller Michael E. Miller Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)